PARAMOUNT COMMUNICATIONS INC.

                                                                    NEWS

FOR IMMEDIATE RELEASE                                         January 18, 1994

NEW YORK, NY January 18, 1994-- Paramount Communications Inc. said that its Board of Directors will convene later this week to consider Viacom's revised proposal to acquire Paramount, announced earlier today.



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Contacts: Jerry Sherman                              Jeff Taufield
          Paramount Communications Inc.              Kekst and Company
          (212) 373-8725                             (212) 593-2655

          Carla D. Folta
          Paramount Communications Inc.
          (212) 373-8530